UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☒ Definitive Proxy Statement
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☐ Soliciting Material Under § 240.14a-12

COMSTOCK INC.
(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMSTOCK INC.
117 American Flat Road
P.O. Box 1118
Virginia City, Nevada 89440

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of shareholders of Comstock Inc. (“Comstock” or the “Company”) will be held as a virtual meeting on May 25, 2023, at 9:00 a.m. Pacific Daylight Time (“PDT”), to:

1.Elect the seven named nominees to the Board of Directors for the ensuing year or, if earlier, until their successors are duly elected and qualified;

2.Ratify the appointment of Assure CPA, LLC, as our independent registered public accounting firm, for the fiscal year ending December 31, 2023;

3.Approve a non-binding advisory resolution for the compensation of our named executive officers;

4.Consider and vote on a non-binding advisory proposal as to the frequency (every one, two or three years) when non-binding shareholder votes on the compensation of our named executive officers should be conducted; and

5.Conduct any other business that may properly come before the meeting or any adjournments or postponements thereof.

Holders of shares of Comstock’s common stock of record at the close of business on March 31, 2023, may vote at the meeting.

The approximate mailing date of this notice, accompanying proxy statement and proxy card is April 14, 2023.
UNLESS YOU PROVIDE SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE, BROKERS MAY NOT VOTE YOUR SHARES OF COMMON STOCK ON THE ELECTION OF DIRECTORS, AND THE NON-BINDING ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

This year, we are again making our Annual Meeting materials accessible to our shareholders electronically, as permitted under the “Notice and Access” rules approved by the Securities and Exchange Commission. Shareholders that do not opt out of Notice and Access will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access Annual Meeting materials via the internet. The Notice also provides instructions on how to obtain paper copies if preferred.

To ensure your vote is counted, please vote your shares promptly by completing, signing, dating and returning the Company provided proxy card in the postage-paid envelope provided, or by telephone or Internet, regardless of whether you plan on attending the virtual meeting.

If you are present at the virtual meeting, you may supersede your proxy and vote in person by ballot, even if you have already voted your proxy by mail, telephone or Internet.

By Order of the Board of Directors
April 14, 2023

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
COMSTOCK INC.
TO BE HELD May 25, 2023
APPROXIMATE DATE OF MAILING – April 14, 2023

This Proxy Statement (this “Proxy Statement”) sets forth certain information about the accompanying proxy for the 2023 Annual Meeting (the “Meeting”) of shareholders of Comstock Inc., or any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The Virtual Meeting will be called to order at 9:00 a.m., PDT, on May 25, 2023.

The Board of Directors solicits this proxy and urges you to vote immediately. Unless the context otherwise indicates, references to “Comstock,” “we,” “us,” “our” or “the Company” means Comstock Inc.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), has been filed and will be accessible together with this Proxy Statement by our shareholders. Our Annual Report is not incorporated by reference into this Proxy Statement and shall not be considered a part of this Proxy Statement or soliciting materials, unless otherwise specifically stated herein.

QUESTIONS AND ANSWERS FOR ANNUAL MEETING

Q:	Who is asking for my vote and why am I receiving this document?
A:
Directors asks that you vote on the matters listed in the Notice of Annual Meeting of shareholders that are described in this Proxy Statement. We are providing this Proxy Statement and related proxy materials to our shareholders in connection with the solicitation by the Board of Directors of proxies to be voted during the virtual Meeting. A proxy, if duly executed and not revoked, will be voted in accordance with the specific instructions noted on the proxy and, if it does not contain specific instructions, will be voted in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement.

Q:	Who is entitled to vote?

A:	You may vote if you owned shares of our common stock, par value $0.000666 per share (“Common Stock”) on March 31, 2023, the date established by the Board of Directors under Nevada law and our by-laws for determining shareholders entitled to notice of and to vote at the Meeting. On the record date, there were 103,035,152 outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person to vote your stock. If you designate someone in writing, that document is also called a proxy or a proxy card. Messrs. William J. Nance and Walter A. Marting Jr. have been designated as proxies or proxy holders for the Meeting. Proxies properly executed and received by our Secretary prior to the Meeting and not revoked will be voted in accordance with the terms thereof.

Q:	What is a voting instruction?

A:	A voting instruction is the instruction form you receive from your bank, broker or its nominee if you hold your shares of Common Stock in street name. Shares are held in “street name” when a bank, brokerage or its nominee holds such shares on behalf of a client. The name that appears on the stock or bond certificate is that of bank, brokerage or its nominee. The form instructs you on how to direct your bank, broker or its nominee, as record holder, to vote your shares.

Q:	What am I voting on at the Meeting?

A:	You will be voting on the following matters at the Meeting:

•	Election of the seven named nominees to the Board of Directors;

•	Ratification of Assure CPA, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	Approval of a non-binding advisory resolution relating to the compensation of our named executive officers;
•	Consider and vote on a non-binding advisory proposal as to the frequency (every one, two or three years) when non-binding shareholder votes on the compensation of our named executive officers should be conducted; and

•	Any other business that may properly come before the Meeting or any adjournments or postponements thereof.

Q:	How many votes must be present to hold the Meeting?

A:	In order for the Meeting to be conducted, one-third of the outstanding shares of Common Stock, as of the record date, must be represented in person or by proxy at the Meeting. This is referred to as a quorum. Abstentions, withheld votes and shares held of record by a bank, broker or its nominee (“broker shares”) that are voted on any matter (including an abstention or withheld vote by broker shares) are included in determining the number of votes present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

Q:	What vote is needed to elect directors?

A:	The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock voted in the election of directors.

Q:	What vote is needed to ratify the appointment of Assure CPA, LLC?

A:	The ratification of the appointment of Assure CPA, LLC requires that the votes cast in favor exceed the votes cast in opposition.

Q:	What vote is needed to approve the non-binding advisory resolution for the compensation of our named executive officers?

A:	The approval of the non-binding advisory resolution for the compensation of our named executive officers requires that the votes cast in favor exceed the votes cast in opposition. Because this resolution is advisory, it will not bind the Company or the Board of Directors. However, the Board of Directors will review and consider the results of this vote for future executive compensation decisions.

Q:	What vote is needed to approve the non-binding advisory vote as to the frequency of the shareholder vote (every one, two or three years) on the compensation of our named executive officers?

A.	The non-binding advisory vote as to the frequency of the approval of the compensation of our named executive officers requests that you choose between a proposed frequency of every one, two or three years (or abstain from voting). Because your vote on these proposals is advisory, it will not bind the Board of Directors or the Company. However, the Board of Directors will review and consider the results of this vote for future recommendations on the frequency of non-binding votes on executive compensation.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board of Directors recommends that shareholders vote “FOR” all of the proposed nominees for director, “FOR” the ratification of the appointment of Assure CPA, LLC, “FOR” a non-binding advisory resolution approving the compensation of our named executive officers, and “FOR” an annual frequency of the non-binding shareholder vote to approve the compensation of our named executive officers.

Q:	How do I vote?

A:
Registered shareholders (shareholders who hold Common Stock in certificated form in their name or book-entry shares directly registered in their name with the Company’s transfer agent, as opposed to through a bank, broker, or other nominee) may vote during the virtual Meeting or by proxy. Registered shareholders may submit their proxies by completing, signing and dating the Company provided proxy card and returning it in the Company provided postage-paid envelope.  Shareholders who hold Common Stock through banks, brokers or other nominees (street name shareholders) who wish to vote during the virtual Meeting should be provided voting instructions on the instruction form provided to them from the institution that holds their shares. If this has not occurred, please contact the institution that holds your shares. Street name shareholders may also be eligible to vote their shares electronically by following the voting instructions provided by the bank, broker or other nominee that holds the shares, using either the toll-free telephone number or the Internet address provided on the voting instruction form, or otherwise complete, date and sign the voting instruction form and return it promptly in the provided postage-paid envelope. Shareholders who hold shares in street name are NOT permitted to vote such shares in person, unless the bank, broker or its nominee has authorized such shareholders to act on behalf of the bank, broker or nominee. To obtain such authorization, street name shareholders will need to obtain a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, broker or other similar organization through which you hold your shares.

The deadline for proxies received by mail is 5:00 p.m., PDT, on May 24, 2023.

Q:	Can I attend the virtual Meeting?

A:	The Meeting is open to all holders of our Common Stock as of the record date, March 31, 2023. You may vote by attending the virtual Meeting and voting in person. Even if you plan to attend the virtual Meeting, however, we encourage you to vote your shares by proxy. We will not permit cameras, recording devices or other electronic devices during the Meeting.
Q:	Can I change or revoke my vote?

A:	Any shareholder giving a proxy may change or revoke it at any time before it is voted during the virtual Meeting. A proxy can be changed or revoked by:
•	delivering a later dated proxy, or written notice of revocation, to our Secretary at the address listed under “Shareholder Proposals;” or
•	attending the virtual Meeting and voting in person.
If you decide to vote by completing, signing, dating and returning the Company provided proxy card, you should retain a copy of the proxy card in the event that you decide later to change or revoke your proxy during the virtual Meeting. Your attendance at the virtual Meeting will not itself revoke a proxy.

If you are a shareholder whose stock is held in street name with a bank, broker or other nominee, you must follow the instructions found on the voting instruction form provided by the bank, broker or other nominee, or contact your bank, broker or other nominee in order to change or revoke your previously given proxy. Shareholders who hold shares in street name are NOT permitted to vote such shares in person, unless the bank, broker or its nominee has authorized such shareholders to act on behalf of the bank, broker or nominee. To obtain such authorization, street name shareholders will need to have a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, broker or other similar organization through which you hold your shares.

Q:	How will my shares be voted if I sign, date and return my proxy card, but do not complete the proxy card with respect to each proposal?

A:
Shareholders should specify their choice for each matter on the Company provided proxy. If no specific instructions are given, it is intended that all proxies that are signed and returned will be voted “FOR” the election of all nominees for director, “FOR” the ratification of the appointment of Assure CPA, LLC, “FOR” a non-binding advisory resolution relating to the compensation of our named executive officers, and “FOR” an annual frequency of the non-binding shareholder vote to approve the compensation of our named executive officers. As to any other business that may properly come before the Meeting, the persons named in the Company provided proxy card will vote the shares of Common Stock represented by the proxy in the manner as the Board of Directors may recommend, or otherwise in the proxy holders’ discretion. The Board of Directors does not presently know of any other such business.

Q:	How will my shares be voted if I do not return my proxy card or my voting instruction form?

A:
It will depend on how your ownership of shares is registered. If you own your shares as a registered holder (meaning that your shares are registered in your name with Equiniti, our transfer agent), your shares will only be voted if Equiniti receives specific voting instructions from you. Otherwise, your unvoted shares will not be represented at the Meeting and will not count toward the quorum requirement, which is explained under “Questions and Answers For Annual Meeting — How many votes must be present to hold the Meeting?” above, unless you attend the Meeting to vote them in person. If you own your shares and they are held in street name (meaning that your shares are registered in the name of your bank, broker or other nominee), your bank, broker or other nominee may not vote your shares in their discretion (with certain limited exceptions), unless you have provided voting instructions to the bank, broker or its nominee.

Under the rules of the NYSE American LLC (“NYSE American”), your broker may vote your shares in their discretion on “routine matters.” Based on the rules of the NYSE American, we believe that the ratification of the appointment of Assure CPA, LLC as our independent registered public accounting firm is a routine matter for which brokerage firms may vote in their discretion on behalf of their clients if no voting instructions are provided. Therefore, if you are a shareholder whose shares of Common Stock are held in street name with a bank, broker or other nominee and you do not return your voting instruction form, your bank, broker or other nominee may vote your shares on the ratification of the appointment by the Audit and Finance Committee of Assure CPA, LLC as our independent registered public accounting firm.

Q:	Where can I find the results of the Meeting?

A:	We intend to announce preliminary voting results during the virtual Meeting and publish final results through a Current Report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four business days of the Meeting.

Q:	Who pays for the solicitation of proxies?

A:	We pay for the cost of the solicitation of proxies, if any.

Q:	Could other matters be decided at the Meeting?

A:	As of the date of the mailing of this Proxy Statement, the Board of Directors did not know of any other business that might be brought before the Meeting. However, if any other matters should properly come before the Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying proxy to vote on such matters as they, in their discretion, may determine.

Q:	Where can I find the Company’s corporate governance materials?

A:	Our Corporate Governance Guidelines, including our independence standards for members of the Board of Directors, our Code of Conduct and Ethics and the charters of our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee, are available on our website at https://comstock.inc/investors/leadership-and-governance/ and are available in print to any shareholder upon request by contacting our investor relations department.
Q:	How do I communicate with the Board of Directors?

A:	Shareholders and other interested persons may communicate with the full Board of Directors, a specified committee of the Board of Directors, or a specified individual member of the Board of Directors, in writing, by mail addressed to: Comstock Inc., P.O. Box 1118, Virginia City, Nevada 89440, Attention: Chairman of the Nominating and Governance Committee. The Chairman of the Nominating and Governance Committee and his duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Nominating and Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board of Directors, (2) one or more committees of the Board of Directors, (3) one or more Board members and/or (4) other individuals or entities.

***********

Important Notice Regarding the Availability of Proxy Materials for the Virtual Shareholder Meeting to Be Held on May 25, 2023.

This Proxy Statement and our Annual Report on Form 10-K are both available free of charge on our website at https://comstock.inc/investors/sec-filings/. We will provide without charge to each person to whom this Proxy Statement has been delivered, on the request of any such person, additional copies of our Annual Report on Form 10-K. Requests should be directed to our external relations department as described below:
Comstock Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Mr. Zach Spencer, Director of External Relations
Telephone: (775) 847-847-5272 ext.151

We also make available, free of charge, through our website, our Annual Reports on Form 10-K for prior years, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the SEC. The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Nominating and Governance Committee has unanimously recommended to the Board of Directors, and the Board of Directors has unanimously approved, the persons named below as nominees for election to the Board of Directors at the Meeting. Each nominee has consented to being named as such and to serve as such if elected. Messrs. De Gasperis, Drozdoff, Kreisler, Marting, Nance and Salinas, and Ms. Slanina, each presently serve as a director. Proxies will be voted for the election of the persons named below (or if for any reason such persons are unavailable, of such substitutes as the Board of Directors may designate) as directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unavailable. Each nominee who is elected will serve as a director until his or her successor is elected at our 2024 annual meeting of shareholders or until his or her earlier resignation or removal.

Set forth below is information concerning the age, principal occupation, employment and directorships during the past five years and positions with the Company of each nominee and director, and the year in which he first became a director of the Company. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills as of the date of this Proxy Statement that led to the conclusion that each nominee and director should serve as a director, in light of the Company’s business and structure. The Nominating and Governance Committee of the Board of Directors reviews at least annually the skills and characteristics of new and existing directors, including diversity.

Corrado De Gasperis; age 57; joined Comstock in April 2010, as Chief Executive Officer. He has been a director since June 2011, and Executive Chairman since September 2015. Mr. De Gasperis brings over 35 years of industrial manufacturing, financial, governance, operational and project management experience in the metals, mining, and recycling industries. He is also a director and president of each of the Company’s wholly- and majority-owned subsidiaries, and Sierra Springs Opportunity Fund, Inc., a strategic investee of Comstock since July 2019. From 2006 to 2009, Mr. De Gasperis served as the chief executive officer of Barzel Industries Inc. (“Barzel”) and its predecessors. Barzel operated a network of 15 steel-based manufacturing, processing and distribution facilities in the United States and Canada that offered a wide range of metal solutions to various industries, from construction and industrial manufacturing to transportation and mining. From 1998 to 2006, Mr. De Gasperis held roles of increasing responsibility at GrafTech International Ltd. (“GrafTech”), a global manufacturer of graphite and carbon cathodes and electrodes. From 2001 to 2006, he served as the Chief Financial Officer, in addition to his duties as vice president and chief information officer and a leader of its transformation and recapitalization. From 1998 to 2000, he served as the controller of GrafTech. From 1987 to 1998, Mr. De Gasperis was a Certified Public Accountant with KPMG LLP, an international provider of financial advisory and assurance services where he served clients such as General Electric Company and Union Carbide Corporation. KPMG announced his admittance into the partnership, as a Partner, effective July 1, 1998. Mr. De Gasperis is also a director and the chairman of the of the Board of Directors of LiNiCo Corporation and the chairman of the member committee and board of Quantum Generative Materials, LLC. He is also a director of ROK-On Building Systems, a manufacturer of low-carbon, renewable building materials and a strategic investee of Sierra Springs Opportunity Fund Inc and he is also a founding member and the chairman of the Board of Directors of the Comstock Foundation for History and Culture, a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). Mr. DeGasperis previously served as a director and as chairman of the Virginia City Tourism Commission. He also has served as a director of GBS Gold International Inc., where he was chairman of the Audit and Governance Committee and the Compensation Committee and a member of the Nominations and Advisory Committees. Mr. De Gasperis holds a BBA from the Ancell School of Business at Western Connecticut State University, with honors.
Leo M. Drozdoff; age 57; director since February 2018, and serves as the Chairman of the Compensation and Environmental and Sustainable Governance Committees. Mr. Drozdoff has extensive experience in Nevada's mining industry, including engineering, legislation, environmental regulation, economic development, legislation and historical preservation. Since 2016, Mr. Drozdoff owns and operates The Drozdoff Group, a natural resource consulting firm and in 2018, became a Partner in The Perkins Company, a government affairs and registered lobbying firm in Nevada, representing a variety of mining and other environmental relevant companies. He most recently served as the Director of the Nevada Department of Conservation and Natural Resources from 2010 to 2016, and was a Cabinet member reporting to two Nevada Governors, where Mr. Drozdoff oversaw 900 state employees responsible for mining, environmental protection, water resources, forestry, state parks, state lands and the State Historic Preservation Office. Mr. Drozdoff also served as lead Administrator of Nevada’s Division of Environmental Protection from October 2004 to April 2010, and from 1998 to 2001 as Bureau Chief over Water Control and Mining Regulation from 1996 to 1998, two of the most critical Nevada mining regulatory bureaus. He also chaired the Nevada Public Employee Benefits Program Board, overseeing the benefits of more than 30,000 public employees, retirees and their families. Mr. Drozdoff is a graduate of Bucknell University with a Bachelor of Science in Civil Engineering. He also holds an MBA in Management from the University of Nevada, Reno.
Kevin E. Kreisler; age 50. Mr. Kreisler joined Comstock in September 2021. He is currently our chief technology officer. Mr. Kreisler joined the Company's Board of Directors on May 26, 2022. He is also a director and chief technology officer of each of the Company’s wholly- and majority-owned subsidiaries, and a director of Quantum Generative Materials, LLC. Mr. Kreisler has a diverse background in agriproducts, renewable fuels, hazardous waste, and intellectual property development, with deep expertise in building and scaling commercial production processes and companies in regulated markets. Mr. Kreisler served from 2003 to 2021 as managing director for Viridis Asset Management LLC, a family-owned investment company focused on the development of early-stage companies and technologies, with a specialization in commercializing technology-driven profitability incentives that leverage existing infrastructure and consumption behaviors to produce globally-meaningful sustainability gains. In that capacity, Mr. Kreisler founded GreenShift Corporation in 2005 and served as its chairman and chief executive officer through 2021. GreenShift developed and commercialized patented technologies that integrated into the backend of corn ethanol plants to extract and recover a historically-overlooked natural resource – inedible crude corn oil, for use in the production of advanced carbon-neutral liquid fuels and other biomass-derived alternatives to fossil fuel derivatives. Today, upwards of 95% of the U.S. corn ethanol industry uses that technology to displace more than 20 million barrels of fossil fuel, trillions of cubic feet of natural gas, and tens of millions of metric tons of greenhouse gases every year. In total, those gains are globally-meaningful and have accumulated to industry-wide savings exceeding 250 million barrels of fossil fuel. From 1998 to 2004, Mr. Kreisler served as a director and officer of Veridium Corporation, which developed and commercialized an array of selective metals separation technologies, where he led the design, engineering, and construction of an advanced facility for the recycling and reuse of inorganic hazardous and industrial wastes from thousands of different waste streams from dozens of industrial processes. Mr. Kreisler is a graduate of Rutgers University College of Engineering (B.S., Civil and Environmental Engineering, 1994), Rutgers University Graduate School of Management (M.B.A., 1995), and Rutgers University School of Law (J.D., 1997). Mr. Kreisler is admitted to practice law in New Jersey and the United States District Court for the District of New Jersey.
Walter A. “Del” Marting Jr., age 76; director since April 2018. Mr. Marting serves as the Chairman of the Risk Management Committee. He is the Founder and Managing Member of CereCare, LLC, D/B/A Brain Health Restoration since March 2017, a firm focused on providing breakthrough rehabilitation treatment for individuals, including numerous veterans, suffering from brain disease, traumatic brain injury and related substance use disorders, most commonly alcoholism and opioid addictions. Mr. Marting is also an experienced mining executive, having started his mining career with Amax Inc., working there from 1975 to 1984. He held positions of increasing responsibility at Amax starting as a shift boss at Amax’s largest underground and open pit molybdenum mine, Climax Molybdenum, and later becoming head of worldwide strategic planning for all of Amax’s new properties. He was appointed Vice President of Finance and Administration for Amax Europe in 1982 and had responsibility for all of Amax’s treasury and financial operations at Amax’s European headquarters in Paris, France. He also consolidated and oversaw all of Amax’s metal trading for molybdenum, tungsten, copper, coal and iron ore in Paris. Amax eventually was acquired by Freeport-McMoRan, the largest molybdenum producer in the world. In 1984, Mr. Marting became the Chairman and CEO of Lucky Chance Mining Co., a Nevada-based junior gold mining firm that successfully reopened and restarted production at the famed 16-1 Mine in Allegheny, California. More recently, Mr. Marting served as a as a merchant banker with JFP Holdings, Inc., a US firm based in Beijing, China which has overseen a wide portfolio of cross-border merger and acquisition transactions. Mr. Marting graduated from Yale University in 1969, with a BA in English and holds an MBA from Harvard Business School. Mr. Marting is also a Navy veteran, including service as a member of the US Navy SEAL Team Two.
William J. Nance; age 79; director since October 2005 and serves as the Chairman of the Nominating and Governance Committee and the Executive and Strategic Planning Committee. Mr. Nance is the President and CEO of Century Plaza Printers, Inc., a company he founded in 1979 and has served as a consultant in the acquisition and disposition of commercial real estate. Mr. Nance is a Certified Public Accountant and, from 1970 to 1976, was with Kenneth Leventhal & Company where he specialized in the area of REITS, restructurings of real estate companies, mergers and acquisitions, and most phases of real estate development and financing. Mr. Nance has been a Director of InterGroup Corporation since 1984, and of Santa Fe Financial Corporation and Portsmouth Square, Inc. since May 1996. He holds a Bachelor’s degree in Business Administration from California State University in Los Angeles. Mr. Nance has extensive management experience within a wide range of businesses and brings more than 35 years of public company director experience.
Mayagüez (“Güez”) J. Salinas; age 47; was elected to the Company’s Board of Directors on April 5, 2023. Dr. Salinas has over 30 years of professional experience in the areas of engineering, business development & strategy, finance, corporate management, and art & design, with a primary focus on cyber-security and artificial intelligence policy and has been assessing and advising Quantum Generative Materials LLC on strategy, markets and commercialization and is an international cyber security expert at the Pacific Council on International Policy. Dr. Salinas founded and serves as the Director Emeritus of The Polymathic Academy for the Teaching of the Humanities & Sciences (“The PATH”) where he mentors and develops students’ multidisciplinary entrepreneurial pursuits and co-founded and serves as the Executive Director for The Law Enforcement Work Inquiry System (“LEWIS Registry”), where, in partnership with Microsoft Corporation, serve as a community touchpoint, effectively connecting community stakeholders with peace officers. Previously, Dr. Salinas worked in private equity with Cardinal Equities and Bank of America, where in both cases, helped grow the asset portfolio, and in the latter case, was instrumental in the systems integration of the banks acquisition of Fleet Bank. Dr. Salinas also co-founded RIDE (Resources Invested for Development Education) which helps provide education resources and curriculum for parents and students working through traditional learning challenges for students on the learning spectrum. Dr. Salinas also co-founded a music technology start-up from which much of its IP is still being used today by tech industry titans

Apple Music and Spotify. Dr. Salinas served in the United States Marine Corps. and holds Bachelors degrees in Political Science and Philosophy from Stanford University, a Masters degree in International Relations and an interdisciplinary PhD from the University of Southern California (“USC”) with a cyber-security specialization and certification from USC’s Viterbi School of Engineering. Dr. Salinas completed his tutorial in International Political Economy at Oxford University studying the moral hazard issues contributing to the 2008 financial crisis. Dr. Salinas is also a member of Rolling Stone Magazine's "Culture Council," serving as a contributor on the intersection of technology and culture.

Kristin M. Slanina; age 53; was elected to the Company’s Board of Directors on May 26, 2022. Ms. Slanina is currently the Chief Innovation Officer of Parkmyfleet since September 2021, creating electric vehicle (EV) mobility hubs. She was the managing director of Charge Across America, leading the documentary of an electric vehicle rally from NY to LA, where she personally drove over 3300 miles in an EV to gain first-hand insights for mass adoption. She was Chief Operating Officer of TrueCar, an online portal for car-buying consumers and a network of over 10,000 certified dealers. Ms. Slanina was also the Chief Transformation Officer of Thirdware, an IT consulting firm, where she led the Emerging Technology group and paved the way to augment Thirdware’s partner with Ford and other OEMs/Tier 1’s on vehicle software development and machine learning. She was also the Executive Director of Automotive & Transportation Mobility for Ernst & Young’s global mobility practice, advising clients on mobility and smart cities. Ms. Slanina restructured and lead Fiat-Chrysler’s fuel economy/greenhouse gas and propulsion, strategy after spending over two decades with the Ford Motor Company, including ten years as a core engine engineer and subsequently responsible for architecting Ford’s Future of Mobility. She was the first female engineer in Ford of Germany and the first female on Ford’s all-male German soccer league. She has been and is a champion who supports women at all career levels, having voluntarily mentored hundreds of women throughout her career. Ms. Slanina brings a diverse pedigree and over 30 years of experience to Comstock’s board, including as core automotive engine engineer, mobility expert, automotive consumer-fulfillment strategist, and management and board leadership. She is a board member of Velodyne Lidar and serves on both their Compensation and Nominating & Governance committees. She holds both Bachelor's and Master's Degrees of Science in Mechanical Engineering from the Massachusetts Institute of Technology, Cambridge, MA, with a minor in French.
The Board of Directors recommends that shareholders vote “FOR” all of the nominees listed above.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance

We are managed under the direction of the Board of Directors, which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices. The Corporate Governance Guidelines are available on our website at https://comstock.inc/investors/leadership-and-governance/. The information contained on our website is not part of this Proxy Statement.

These guidelines cover such matters as purpose and powers, composition, meetings, procedures, required responsibilities and discretionary activities which our Board of Directors or the appropriate committee should periodically consider undertaking. Each committee is authorized to exercise all power of our Board of Directors with respect to matters within the scope of its charter.

The Corporate Governance Guidelines require, among other things, that:

•
a majority of the directors shall be independent within the NYSE American listing standards;

a director shall advise our Nominating and Governance Committee (and receive written confirmation from counsel for the Company that there are no legal or regulatory impediments to such service) prior to accepting an invitation to serve on another public company board;

•	if a member of the Audit and Finance Committee simultaneously serves on an audit committee of more than three public companies, our Board of Directors must determine that such service would not impair the ability of such member to effectively serve on the Audit and Finance Committee;

•	our Board of Directors shall meet in regular sessions at least four times annually (including telephonic meetings and the annual retreat described below); and
•	our Board of Directors may have an annual retreat with executive officers where there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance.
Our Corporate Governance Guidelines and committee charters are not intended to, and do not, expand or increase the duties, liabilities or responsibilities of any director under any circumstance beyond those that a director would otherwise have under applicable laws, rules and regulations in the absence of such Governance Guidelines or charters.

Independence of Directors

The Board of Directors has determined that Messrs. Drozdoff, Marting, Nance, Salinas and Ms. Slanina are all “independent” directors within the listing standards of the NYSE American and the independence standards of our Corporate Governance Guidelines. Messrs. Drozdoff, Marting and Nance and Ms. Slanina are also independent within the standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Generally, in order for a director to be considered “independent” by the Board of Directors, he or she must (1) be free of any relationship that, applying the rules of the NYSE American, would preclude a finding of independence and (2) not have any relationship (either directly or as a partner, shareholder or officer of an organization) with us or any of our affiliates or any executive officer of us or any of our affiliates (exclusive of relationships based solely upon investment) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. On an annual basis, each director and executive officer is obligated to disclose any transactions with the Company and any of its subsidiaries in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. In evaluating the materiality of any such relationship, the Board of Directors takes into consideration whether disclosure of the relationship would be required by the proxy rules under the Exchange Act. If disclosure of the relationship is required, the Board of Directors must make a determination that the relationship is not material as a prerequisite to finding that the director is “independent.”

Board of Directors Meetings

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board of Directors’ approval, and may hold special meetings between scheduled meetings when appropriate. During 2022, the Board of Directors and its committees held 18 meetings of the Board of Directors that the directors then served. The directors attended 100% of the aggregate of the total number of meetings of all committees that the director then served, and the total number of meetings of the Board of Directors.
Board of Directors Leadership Structure and Role in Risk Oversight

The Company is led by Corrado De Gasperis, who has served as Executive Chairman of the Board since September 2015, and Chief Executive Officer since April 2010.

The Board of Directors believes that the current Board leadership structure, in which the roles of Chairman and Chief Executive Officer are held by one person, is appropriate for the Company and its shareholders at this time. The current Board leadership structure is believed to be appropriate because it demonstrates to our shareholders, employees, suppliers, customers, and other stakeholders that the Company is under strong and focused leadership, who facilitates clear, aligned, transparent strategic planning, execution and communication with a single person setting the tone and having accepting full and primary responsibility for managing the Company’s operations ensuring the Company and its systems achieve our stated goals. The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s stated needs and supports and enables our goals.. The Company will review these policies and may adopt a different approach in the future if circumstances warrant a change.

The Board is responsible for overseeing strategic planning, organizational design and effectiveness, systemic risk management and progress of our critical projects, and receives frequent, periodic reports from management. Management and the Board are focused on a singular the vision, mission and goal of the Company, and delivering financial, natural and social impacts, that are all designed to enhancing shareholder value, management and strategic planning and oversight of Company operations. We believe that our directors provide independent and effective oversight of the systemic risk management function process, especially through strategic and organization reviews and continuous dialogue between the Board and our management.

Executive Officers

Mr. De Gasperis, the Executive Chairman, Chief Executive Officer of the Company, serves as the Company’s principal executive officer, principal financial officer and principal accounting officer. Mr. Kreisler serves as the Chief Technology Officer and has been an officer of the Company since September 7, 2021. William McCarthy was hired to serve as the Company’s chief operating officer effective July 23, 2021. David Winsness serves as president of Comstock Fuels Corporation and has been an officer of the Company since September 7, 2021. Rahul Bobbili was hired to serve as the Company’s chief engineering officer effective June 23, 2021.

Code of Conduct and Ethics

The Code of Conduct and Ethics applies to all employees, including senior executives, and all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE

American, the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. Only our Board or the Audit and Finance Committee may waive the provisions of our Code of Conduct and Ethics for executive officers and directors. Our Code of Conduct and Ethics constitutes a code of ethics for purposes of Item 406 of Regulation S-K, and is posted on our website at www.comstock.inc.

No Hedging or Short Selling

Our securities trading policy applies to all of our directors, officers and employees and restricts trading in our securities while in possession of material nonpublic information. The policy also prohibits our directors, officers, employees and their designees from engaging in hedging, short sales and other trading techniques that offset any decrease in market value of our equity securities.

Board Committees

The Board has established five standing committees (the Audit and Finance Committee, the Compensation Committee, the Environmental and Sustainability Governance Committee, the Nominating and Governance Committee and the Strategic Planning Committee) and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under the committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE American. Further, members of the Audit and Finance Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002 and Rule 10A-3 under the Exchange Act, must satisfy the expertise requirements of the listing standards of the NYSE American and must include at least one “audit committee financial expert” within the meaning of SEC rules. Our Board has determined that the three standing committees currently consist of members who satisfy such requirements.

Audit and Finance Committee

The Audit and Finance Committee assists our Board in discharging and performing its duties and responsibilities with respect to the financial affairs of the Company.

Without limiting the scope of such activities, the Audit and Finance Committee has responsibility to, among other things:

•	select, retain, determine appropriate compensation of (and provide for payment of such compensation), evaluate and, as appropriate, terminate and replace the independent registered public accounting firm;

•	review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent registered public accounting firm;

•	review regularly with management, the director of internal audits, where applicable, and the independent registered public accounting firm any audit problems or difficulties and management’s responses thereto;

•	resolve or direct the resolution of all material disagreements between management and the independent registered public accounting firm regarding accounting and financial reporting;

•	review with management and the independent registered public accounting firm, among other things, all reports delivered by the independent registered public accounting firm with respect to critical accounting policies and practices used or to be used, alternative treatments of financial information available under generally accepted accounting principles and other material written communications between the independent registered public accounting firm and management;

•	review with management major issues regarding auditing, accounting, internal control and financial reporting principles, policies and practices and regulatory and accounting initiatives, and presentation of financial statements, and major issues as to the adequacy of the internal controls and any special audit steps adopted in light of material control deficiencies;

•	meet at least once annually with management and the independent registered public accounting firm in separate sessions;

•	review, prior to filing with the SEC, all annual and quarterly reports (and all interim reports on Form 8-K to be filed that contain financial disclosures of similar scope and magnitude as annual reports and quarterly reports);

•	assess at least annually the adequacy of codes of conduct, including codes relating to ethics, integrity, conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto;

•	direct the establishment and maintenance of procedures for the receipt and retention of, and the treatment of, complaints received regarding accounting, internal control or auditing matters; and

•	direct the establishment and maintenance of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Members of the Audit and Finance Committee are Judd Merrill (Chair), William Nance and Walter Marting Jr. The Board has determined that each member of the Audit and Finance Committee meets the financial literacy requirements of the NYSE American and SEC, and that no members of the Audit and Finance Committee violate the prohibition on serving as an Audit and Finance Committee member due to having participated in the preparation of our financial statements at any time during the past three years. William Nance qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC, and therefore meets the NYSE American financial sophistication requirement for at least one Audit and Finance Committee member. The designation of William Nance as an “audit committee financial expert” does not impose on him any duties, obligations or liability that are greater than those that are generally imposed on him as a member of our Audit and Finance Committee and the Board, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our Audit and Finance Committee or the Board.

Compensation Committee

The Compensation Committee assists our Board in discharging and performing its duties with respect to management compensation, succession planning, employee relations and employee benefits, plan administration and director compensation.

Without limiting the scope of such activities, the Compensation Committee shall, among other things:

•	review and approve annually the goals and objectives relating to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of such goals and objectives and annually determine the compensation of the Chief Executive Officer based on such evaluation;

•	review and approve, as appropriate, annually the compensation of the other executive officers and directors and review compensation of other members of senior management and other employees generally;

•	assess organizational systems and plans, including those relating to management development and succession planning;

•	administer stock-based compensation plans and assess compensation arrangements, plans, policies and programs and benefit and welfare plans and programs; and

•	review the Compensation Discussion and Analysis for inclusion in the annual proxy statements or annual report, as the case may be.

Members of the Compensation Committee are Leo Drozdoff (chair) and William Nance, each of whom satisfies the independence requirements of NYSE American and SEC rules and regulations. Each member of our Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time an officer or employee of the Company, nor is any member of the Compensation Committee related to any other member of the Compensation Committee, any other member of the Board of Directors or any executive officer of the Company. No executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers is a member of the Company’s Compensation Committee.

Environmental and Sustainability Governance Committee

We are an emerging leader in the global shift to a circular economy. Our systemic management methodology, corporate social responsibility (“CSR”) and environmental, social, and governance (“ESG”) policies and framework defines, seeks, and accounts for benefits in ways that align all of our stakeholder interests with sustainability objectives that are designed to rise to the realities of our time; where benefits are defined in terms of three different interdependent forms of capital – financial, natural, and social, that we generate while making a positive impact on the economy, the environment, and our local and global communities.

The members of the Environmental and Sustainability Governance Committee are Leo Drozdoff (Chair) and Kristin Slanina.

Nominating and Governance Committee

The Nominating and Governance Committee assists our Board in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of our Board and other corporate governance matters. Without limiting the scope of such activities, the Nominating and Governance Committee shall, among other things:

•	review candidates for nomination for election as directors submitted by directors, officers, employees and shareholders; and

•	review at least annually the current directors of our Board to determine whether such individuals are independent under the listing standards of the NYSE American and the SEC rules under the Sarbanes-Oxley Act of 2002 (and non-employee directors (as defined under Exchange Act Rule 16b-3) and outside directors (as defined under Internal Revenue Code Section 162 (m))).

Members of the Nominating and Governance Committee are William Nance (chair) and Walter Marting Jr., each of whom satisfies the independence requirements of NYSE American and SEC rules and regulations.

The charter of the Nominating and Governance Committee sets for the minimum qualifications to serve as a director. As set forth in such charter, each director and nominee should have the following skills and characteristics:

1. Have high personal standards:
a. Integrity;
b. Honesty; and
c. Desire to make full disclosure of all present and future conflicts of interest.
2. Have the ability to make informed business judgments;
3. Have literacy in financial and business matters;
4. Have the ability to be an effective team member;
5. Have a commitment to active involvement and an ability to give priority to the Company; a member of the Audit and Finance Committee should serve on no more than three public company audit committees;
6. Have no affiliations with competitors;
7. Have achieved high levels of accountability and success in his or her given fields;
8. Have no geographic travel restrictions;
9. Have an ability and willingness to learn the Company’s business;
10. Preferably have experience in the Company’s business or in professional fields (i.e. finance, accounting, law or banking) or in other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to the Company;
11. Preferably have a willingness to make a personal substantive investment in the Company;
12. Preferably have no direct affiliations with major suppliers or vendors; and
13. Preferably have previous public company board experience together with good references.

Shareholders may communicate with the full Board of Directors (including shareholder nominations), a specified committee of the Board of Directors or a specified individual member of the Board of Directors in writing by mail addressed to Comstock Inc., P.O. Box 1118, Virginia City, Nevada 89440, Attention: Chairman of the Nominating and Governance Committee. The Chairman of the Nominating and Governance Committee and his or her duly authorized agents are responsible for collecting and organizing shareholder communications. Absent a conflict of interest, the Chairman of the Nominating and Governance Committee is responsible for evaluating the materiality of each shareholder communication and determining whether further distribution is appropriate, and, if so, whether to (1) the full Board of Directors, (2) one or more committee members, (3) one or more Board members and/or (4) other individuals or entities. There will not be any difference between the manner in which the committee evaluates a nominee recommended by a shareholder and the manner in which the committee evaluates any other nominee. Please note that Mr. De Gasperis was elected as a director of the Company in 2011, pursuant to the terms of his employment agreement and Mr. Kreisler was nominated .pursuant to the terms of the Securities Exchange Agreement entered into in connection with the acquisition of Comstock Innovations on September 7, 2021, and was elected as a director of the Company on May 26, 2022.

Executive and Strategic Planning Committee

The Executive and Strategic Planning Committee oversee the development of the ongoing strategic planning process and initiatives for the Company. Without limiting the scope of such activities, the Executive and Strategic Planning Committee shall, among other things:

•	Assist the Company’s Chief Executive Officer and senior executive officers (the “Responsible Officers”) in identifying significant issues and opportunities facing the Company, including, but not limited to, potential acquisitions, joint ventures, dispositions of capital assets, equity and debt funding and modifications of existing capital structure, dividend policy and stock repurchase programs;

•	Assist the Responsible Officers in developing and refining a strategic plan (the “Strategic Plan”) that identifies specific long-term goals and business objectives relating to each opportunity determined to be in the Company’s best interests to pursue and approaches or strategies for reaching each goal or objective;

•	Assist the Responsible Officers in developing and refining an annual business plan (the “Annual Plan,” and together with the Strategic Plan, the “Plans”) that identifies specific short-term goals and business objectives for the Company’s annual performance that are in line with the Strategic Plan;

•	Advise the Board of Directors regarding its approval of the Plans;

•	Assist the Responsible Officers in determining the resources that are necessary for implementation of the Plans;

•	Monitor the progress in the implementation of the Plans;

•	Review the Company’s performance on a periodic basis against the Annual Plan;

•	Meet periodically to (i) evaluate the effectiveness of the existing Plans, (ii) make changes to the Plans where necessary or advisable, and (iii) explore additional significant issues or opportunities facing the Company not included in the Plans that might be in the best interests of the Company to pursue; and

In addition, the Committee shall have such other responsibilities as the Board of Directors may assign it from time to time. The responsibilities assigned to the Committee are not intended to diminish or eliminate the responsibilities of the Responsible Officers because such Responsible Officers bear express responsibility for the Company’s strategic development and operational results.

The Responsible Officers shall use their good faith best efforts to ensure that the Company’s employees and agents cooperate with the Committee in discharging its duties.

Members of the Executive and Strategic Planning Committee are William Nance (chair), Walter Marting Jr. and Leo Drozdoff, each of whom satisfies the independence requirements of NYSE American and SEC rules and regulations.

Attendance at Annual Meeting

We expect all directors and nominees to attend the annual meeting of shareholders each year. All director nominees then serving attended the Company’s 2022 Annual Meeting.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written related person transaction policy that governs the review and approval of covered related person transactions. The Audit and Finance Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if:

•	the Audit and Finance Committee approves such transaction in accordance with the guidelines set forth in the policy and the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee.

The following related party transactions occurred during the years ended December 31, 2022 and 2021.

RENEWABLE ENERGY PRODUCTS SEGMENT

Amendment to Asset Purchase Agreement

    On September 7, 2021, the Company entered into and closed under an Asset Purchase Agreement with Flux Photon Corporation (“FPC”), in order to acquire certain intellectual property and related photovoltaic and photocatalysis laboratory equipment (the “FPC Assets”). The purchase price payable for the FPC Assets is $18,000,000 payable in cash to FPC with 20% of the future monthly consolidated sales, less total variable costs, less operating expenses, maintenance, tax payments, and debt service payments of the Company and its now and hereafter-existing subsidiaries, until the purchase price of $18,000,000 has been fully paid. The Company assigned the FPC Assets to its wholly-owned Comstock IP Holdings subsidiary immediately after closing. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, corresponding to a balance payable of $17,650,000 at December 31, 2021. The acquired intellectual property includes advanced new approaches to carbon capture and utilization, atmospheric water harvesting, waste heat and energy recovery, and industrial photosynthesis. The Company’s chief technology officer and the president of the Company's Comstock Fuels subsidiary are indirect beneficiaries of all payments made to FPC under the Asset Purchase Agreement. The Company additionally agreed to appoint Mr. Kreisler to the Company’s Board of Directors in connection with the Company’s acquisition of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation) (“Comstock Innovations”) on September 7, 2021.

Kevin Kreisler is the beneficial owner and sole manager, executive officer and director of one of the former shareholders of Comstock Innovations, Triple Point Asset Management LLC (“TPAM”), and David Winsness is the beneficial owner and sole manager, executive officer and director of another one of the former shareholders of Comstock Innovations, Global Catalytic Disruptor Fund LLC (“GCDF”).

LINICO Corporation

    During 2021, we executed and closed under a series of agreements under which we acquired 90% of the issued and outstanding equity of LINICO Corporation (“LINICO”), in exchange for aggregate consideration of $4,500,000 in cash and 6,500,000 shares of Company common stock.

    On February 15, 2021, Comstock, Aqua Metals Inc. (“AQMS”), and LINICO entered into a Series A Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which (i) the Company purchased 6,250 shares of LINICO Series A Convertible Preferred Stock (“Series A Preferred”), corresponding to 45.45% of LINICO’s issued and outstanding capital stock, in exchange for 3,000,000 shares of Company restricted common stock (“Stock Consideration”) and $4.5 million in cash payments (“Cash Consideration” and, together with the Stock Consideration, the “Consideration”), subject to the satisfaction or waiver of specified conditions; and (ii), AQMS purchased 1,500 LINICO Series A Preferred shares, corresponding to 10.91% of LINICO’s issued and outstanding capital stock, in exchange for 375,000 shares of AQMS. The Company, AQMS, and LINICO additionally entered into warrant agreements in connection with the closing of the Stock Purchase Agreement, pursuant to which the Company has the right to purchase an additional 2,500 shares of LINICO Series A Preferred in exchange for $500,000, and AQMS has the right to purchase an additional 500 shares of LINICO Series A Preferred in exchange for $500,000. In the event that the cash proceeds from the Consideration are less than $6,250,000, the Company agreed to provide LINICO with additional shares or cash to make up the shortfall. However, if cash proceeds from the Consideration exceed $10,750,000, the excess must be returned to the Company, after the $4,500,000 differential above $6,250,000 is applied to exercise of the warrant of $2,500,000 and the additional deposit due under the AQMS Lease Agreement ($2,000,000). Similarly, if the cash proceeds from the sale of 75% of the AQMS shares is less than $1,500,000, AQMS is obligated to provide LINICO with additional cash to make up the shortfall. LINICO is obligated to hold the remaining 25% of AQMS shares for at least six months after the date of the Stock Purchase Agreement. After such date, the gross proceeds in excess of $2,000,000 from the sale of all AQMS shares must be returned to AQMS.

    On December 30, 2021, the Company entered into an agreement to acquire 3,129,081 LINICO common shares from its former chief executive officer and director. The former chief executive officer resigned from LINICO as a member of its board of directors and in all other capacities, effective as of such date. In connection with the acquisition of such LINICO shares, the Company issued 3,500,000 common shares of the Company (“Comstock Shares”) to the former chief executive officer, Michael S. Vogel. If and to the extent that the sale of the LODE Shares results in net proceeds greater than $7,258,162, then the former chief executive officer is required to pay all of such excess proceeds to the Company. If and to the extent that the sale of the Comstock Shares results in net proceeds less than $7,258,162, then the Company is required to pay cash to the former chief executive officer equal to such shortfall. The Company retained the right to purchase the Comstock Shares from the former chief executive officer for the purchase price of $7,258,162, less the amount of cash proceeds received by the former chief executive officer from any previous sale of the Comstock Shares by the former chief executive officer, at any time during or prior to his sale of the Comstock Shares. At December 30, 2021, the remaining 10% of LINICO’s issued and outstanding equity was owned by AQMS. A member of the Company’s Board of Directors, Judd Merrill, is the chief financial officer of AQMS.

During the year ended December 31, 2022, the Company and AQMS invested $1,140,000 and $500,000, respectively, in cash investments to LINICO. As of December 31, 2022, we own 88.21% of LINICO's outstanding equity and the remaining 11.79% is owned by AQMS. LINICO purchased $782,500 in equipment from AQMS for the year ended December 31, 2022 which is classified as assets held for sale.

Lease and Purchase Agreement for Battery Recycling Facility

    On February 15, 2021, LINICO and Aqua Metals Reno Inc. (the “Landlord”), a subsidiary of AQMS, entered into an industrial lease (the “AQMS Lease Agreement”), for the 136,750 square foot facility, land, and related improvements located at 2500 Peru Drive, McCarran, Nevada 89343 (the “Battery Recycling Facility”). The AQMS Lease Agreement commences April 1, 2021 and expires on March 31, 2023. During the lease term, LINICO has the option to purchase the land and facilities at a purchase price of $14,250,000 if the option is exercised and the sale is completed by October 1, 2022, and $15,250,000 if the option is exercised and the sale is completed after October 1, 2022 and prior to March 31, 2023. The purchase option is subject to LINICO’s payment of a nonrefundable deposit of $1,250,000 by October 15, 2021, and a second nonrefundable deposit of $2,000,000 by November 22, 2022, both of which will be applied towards the purchase price. The lease agreement is a triple-net lease pursuant to which LINICO will be responsible for all fixed costs, including maintenance, utilities, insurance, and property taxes. The lease agreement provides for LINICO’s monthly lease payments starting at $68,000 per month and increasing to $100,640 in the last six months of the lease. The lease agreement allows AQMS to retain the use of a portion of the facility for ongoing research and development activities, including operation of the lab and the use of office space.

The Company committed a plan to sell certain land, buildings and related improvements under the Battery Recycling Facility. As of December 31, 2022, the Company has assets with a net book value of $21,684,865 that met the criteria to be classified as assets held for sale. Those criteria specify that the asset must be available for immediate sale in its present condition (subject only to terms that are usual and customary for sales of such assets), the sale of the asset must be probable, and its transfer expected to qualify for recognition as a completed sale generally within one year. Proceeds from the sale of these assets are required to be used to satisfy obligations due under the terms of the Battery Recycling Facility in which LINICO has a finance lease, as lessee, with Aqua Metals Reno Inc., a subsidiary of AQMS.

FLUX Photon Corporation

    On September 7, 2021, we purchased all of the intellectual property assets of Comstock Innovations’ affiliate, FLUX Photon Corporation (“FPC”), in exchange for performance-based cash payments equal to 20% of our future consolidated Net Cash Flow (as defined in the related Asset Purchase Agreement) up to $18,000,000. The acquired FPC intellectual property includes new approaches to carbon capture and utilization, atmospheric water harvesting, waste heat and energy recovery, industrial photosynthesis for mass scale decarbonization, and the sustainable production of very large agricultural outputs for fractional inputs. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, corresponding to a future payment of $17,650,000 at December 31, 2021. The down payment was made in December 2021 in which Kevin Kreisler, the Company’s President and Chief Financial Officer received $300,000 with the remaining $50,000 being paid to David Winsness, president of the Company's Comstock Fuels subsidiary.

Transactions Involving Sierra Springs Opportunity Fund

    During 2018, the U.S. Treasury confirmed that all of Storey County, Nevada, and significant parts of Silver Springs, Nevada, had been certified as Qualified Opportunity Zones, including 258 acres of land in Silver Springs, NV, owned by the Company. Sierra Springs

Opportunity Fund, Inc. (“SSOF”), a qualified opportunity zone fund, and its wholly-owned qualified opportunity zone business, Sierra Springs Enterprises, Inc. ("SSE"), were formed in July 2019 to capitalize on the opportunity zone designation and the recent explosive growth of high-tech industries in northern Nevada, in part by acquiring rights to thousands of acres of developable land in the zone. To that end, on September 26, 2019, SSE and the Company entered into an agreement (“Silver Springs Purchase Agreement”) to purchase Comstock’s Silver Springs Properties for $10,100,000, including strategic water rights (“Silver Springs Properties”), all within the immediate proximity of the Tahoe Reno Industrial (TRI) Center and its over 100 businesses, including high-tech companies such as Google, Panasonic, Switch, Tesla, Walmart, and LINICO.

    SSOF’s initial capitalization consisted of $1,785,000 in cash paid in exchange for 35,700,000 common shares, including $335,000 from the Company in exchange for 6,700,000 common shares, corresponding to 18.77% of SSOF’s originally issued and outstanding capital stock, just under the 20% maximum equity interest that the Company was permitted to own under applicable tax rules which prohibit Qualified Opportunity Zone businesses from acquiring property from related parties. The Company’s CEO also personally invested $450,000 in exchange for 9,000,000 SSOF common shares. SSOF subsequently completed an additional $10,200,401 in equity financing in exchange for an additional 20,024,597 common shares, including an additional 157,667 SSOF common shares that were purchased by two of the Company’s directors for $75,000 in cash proceeds. As a result of the foregoing, at December 31, 2021, the Company and CEO owned 6,700,000 and 9,000,000 SSOF common shares, respectively, corresponding to 11.9% and 16.0% of SSOF’s fully-diluted issued and outstanding capital stock, respectively.

    Comstock’s $335,000 investment in SSOF is recorded on the Company’s consolidated balance sheets at December 31, 2021 and 2020 as a non-current asset. The investment is accounted for under the equity method at cost less impairment, because there is no ready market for the investment units. Management identified no events or changes in circumstances that might have had a significant adverse effect on the carrying value of the investment. Management concluded it was impractical to estimate fair value due to SSOF’s early stage of development and the absence of a public market for its stock.

    The Company additionally provided SSOF with a total of $4,935,000 in advances (“SSOF Advances”), including $3,285,000 and $1,650,000 provided during the years ended December 31, 2021, and December 31, 2020, respectively, as well as $1,300,000 on January 3, 2022 that was fully repaid on January 26, 2022. SSOF was required to use the corresponding proceeds to pay deposits and other payments on land and other facilities related to investments in qualified businesses in the opportunity zone. The SSOF Advances are non-interest-bearing and are expected to be repaid on or before the closing of the Company’s sale of the Silver Springs Properties to SSE. SSOF has assigned all assignable rights, title and interest in SSOF’s property purchases until such time as the SSOF Advances are repaid.

    SSOF is currently raising equity financing, including sufficient proceeds to fully pay the $4,935,000 in SSOF Advances and the $9,400,000 that SSE needs to close under its pending purchase agreement for Comstock’s Silver Springs Properties, after accounting for the release of $700,000 in previously paid deposits. The Company expects that transaction to be completed during 2022, thereby providing the Company with $14,335,000 estimated cash proceeds.

The Company’s executive chairman and chief executive officer, Corrado De Gasperis, co-founded SSOF and SSE, and serves as the chief executive officer of SSOF and as an executive of SSE along with a diverse team of qualified financial, capital markets, real estate and operational professionals that together govern, lead and manage SSOF and SSE. The Company's chief executive officer has not received compensation of any kind from either SSOF or SSE.

Other

The Company is currently assessing an agreement with an affiliate company of Kevin Kreisler, the Company’s director and chief technology officer, pursuant to which the Company would agree to acquire the majority of the issued and outstanding equity of a publicly traded entity in connection with the Company’s ongoing evaluation of various alternatives to monetize certain non-strategic assets. Pursuant to the agreement, Mr. Kreisler agreed to contribute his beneficial ownership interest in the entity to the Company for no additional consideration, and the Company agreed to reimburse certain transaction expenses of approximately $100,000 incurred by Mr. Kreisler. As of the year end December 31, 2022, no agreement has been determined between the Company and the affiliated company of Mr. Kreisler.

DELINQUENT SECTION 16(A) REPORTS

Based solely on our review of the forms required by Section 16(a) of the Exchange Act that have been received by us, we believe there has been compliance with all filing requirements applicable to our officers, directors and beneficial owners of greater than 10% of our Common Stock.

Security Ownership of Certain Beneficial Owners And Management

The following table sets forth, as of March 31, 2023, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of any class of our voting equity securities.

		Amount of
	Title of	Beneficial	Percentage
Name and Address(1)	Class	Ownership	of Class(2)

Kevin E. Kreisler(3)	Common	5,000,000	4.9%
David J. Winsness(4)	Common	2,000,000	1.9%
William J. McCarthy	Common	1,500,000	1.5%
Rahul Bobbili	Common	1,000,000	1.0%
Corrado De Gasperis(5)	Common	608,180	0.6%
Leo M. Drozdoff(6)	Common	360,000	0.3%
William J. Nance(6)	Common	232,000	0.2%
Walter A. Marting Jr.(6)	Common	225,000	0.2%
Judd B. Merrill(6)	Common	135,100	0.1%
Mayagüez (“Güez”) J. Salinas	Common	4,444	—%
All directors and officers as a group	Common	11,064,724	10.7%

(1)		The address of each shareholder is c/o Comstock Inc., 117 American Flat Road, Virginia City, Nevada 89440.

(2)		Applicable percentage of ownership is based on 103,035,152 shares of common stock outstanding as of March 31, 2023, together with all applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of our common stock subject to options, warrants or other convertible securities are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of common stock shown.

(3)		All shares listed for Mr. Kreisler are owned of record by Triple Point Asset Management LLC, an entity owned by Mr. Kreisler.

(4)		All shares listed for Mr. Winsness are owned of record by Global Catalytic Disruptor Fund LLC, an entity owned by Mr. Winsness.

(5)		Includes a grant of 500,000 unvested performance share units, a grant of 50,000 options to acquire shares of common stock and 58,180 shares owned directly.

(6)		Includes 135,000 unvested restricted shares for board compensation, with one-third of shares vesting on January 1, 2022, 2023 and 2024, respectively.

THE AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The Audit and Finance Committee approves the selection of our independent registered public accounting firm.
Management is responsible for our disclosure controls, internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The Audit and Finance Committee’s primary responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit and Finance Committee has met privately with management and Assure CPA, LLC (“Assure CPA”) (formerly known as DeCoria, Maichel & Teague, P.S.), our independent registered public accounting firm. Assure has had unrestricted access to the Audit and Finance Committee.
The Audit and Finance Committee has discussed with Assure CPA the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard 1301 Communications with Audit Committees and the SEC, including the scope of the auditor’s responsibilities and whether there are any significant accounting adjustments or any disagreements with management.
The Audit and Finance Committee also has received the written disclosures and the letter from Assure CPA required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit and Finance Committee concerning independence and has discussed with Assure CPA that firm’s independence from the Company.
The Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and Assure CPA. Based on this review and these discussions, the representation of management that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the report of Assure CPA to the Audit and Finance Committee, the Audit and Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.
The Audit and Finance Committee also reviews with management and the independent registered public accounting firm the results of the firm’s review of the unaudited financial statements that are included in our quarterly reports filed with the SEC on Form 10-Q.

INDEPENDENT AUDITOR FEES

The Company’s Audit and Finance Committee reviews the fees charged by our independent registered public accounting firm. The Company’s independent registered public accounting firm for the years ended 2022 and 2021 was Assure CPA. For the years ended December 31, 2022 and 2021, the fees set forth below were incurred in connection with services provided by those firms.

	2022	2021
	Assure CPA, LLC	Assure CPA, LLC
Audit Fees	$309,172	$214,222
Tax Fees	16,028	—
Other Fees	39,543	3,108
Total fees	$364,743	$217,330

Audit Fees

Audit fees represent fees and expenses for professional services rendered by the independent registered public accounting firms for the audit of the financial statements included in our annual report on Form 10-K and the reviews of the financial statements included in our quarterly reports on Form 10-Q filed with the SEC. This category also includes fees for audits provided in connection with statutory filings, or services that generally only the independent registered public accounting firm reasonably can provide to a client, including implementation of new financial and accounting reporting standards and audit consents.

Other Fees

Other fees and expenses include fees for professional services not deemed to be audit, audit related or tax fees, including fees related to assistance with review of Forms S-3 and S-8 and related consents, and expenses associated with all fee categories.

AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICY

The charter of our Audit and Finance Committee provides that the duties and responsibilities of our Audit and Finance Committee include the pre-approval of all audits, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent auditor. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit and Finance Committee. Unless otherwise specified by the Audit and Finance Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit and Finance Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit and Finance Committee may delegate pre-approval authority to the Chairman of the Audit and Finance Committee or any one or more other members of the Audit and Finance Committee provided that any member of the Audit and Finance Committee who has exercised any such delegation must report any such pre-approval decision to the Audit and Finance Committee at its next scheduled meeting. The Audit and Finance Committee will not delegate to management the pre-approval of services to be performed by the independent auditor.

Our Audit and Finance Committee requires that our independent auditor, in conjunction with our Chief Executive Officer who is also the Chief Accounting Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit and Finance Committee about each service to be provided and must provide detail as to the particular service to be provided. Our Audit and Finance Committee Chair is Judd B. Merrill and our Audit and Finance Committee financial expert is William J. Nance.

Mr. Merrill resigned from the Company’s board of directors on April 5, 2023 and is not a nominee for election at the Annual Meeting, and accordingly will cease to be a director of the Company and the chair of any of the Board’s committees effective April 5, 2023.

THE AUDIT AND FINANCE COMMITTEE
Judd B. Merrill, Chairman
William J. Nance
Walter A. Marting Jr.
March 31, 2023

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed Assure CPA, LLC, an independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending December 31, 2023. A representative of Assure CPA, LLC is expected to be present at the Meeting and available to make statements and respond to appropriate questions.

Assure CPA, LLC’s principal function is to audit the consolidated financial statements of the Company and its subsidiaries included in our annual reports filed on Form 10-K and, in connection with that audit, to review certain related filings with the SEC and to conduct limited reviews of the financial statements included in our quarterly reports filed on Form 10-Q.

Appointment of our independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification by our by-laws or otherwise. However, the Board of Directors is submitting the appointment of Assure CPA, LLC to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the appointment, the Audit and Finance Committee will reconsider whether to retain the firm. In such event, the Audit and Finance Committee may retain Assure CPA, LLC, notwithstanding the fact that the shareholders did not ratify the appointment or may select another qualified, independent accounting firm without resubmitting the matter to shareholders. Even if the appointment is ratified, the Audit and Finance Committee reserves the right, in its discretion, to select a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit and Finance Committee is solely responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm.

The Board of Directors and Audit and Finance Committee recommend that shareholders vote “FOR” ratification of the appointment of Assure CPA, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid by the Company and its subsidiaries (or by third parties as compensation for services to the Company or its subsidiaries) to its executive officers, including the Company’s principal executive officer, principal financial officer, and principal accounting officer during 2022 and 2021.

Name and Principal Position	Year (6)	Salary (6)	Bonus (6)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified deferred compensation earnings	All Other Compensation (7)	Total

Corrado De Gasperis(1)	2022	$468,234	$—	$—	$—	$—	$—	$35,126	$503,360
Chief Executive Officer	2021	$318,462	$—	$—	$147,729	$196,623	$—	$16,818	$679,632

Kevin E. Kreisler(2)	2022	$390,566	$—	$—	$—	$—	$—	$—	$390,566
Chief Technology Officer	2021	$138,269	$—	$—	$—	$—	$—	$—	$138,269

William J. McCarthy(3)	2022	$390,566	$150,000	$—	$—	$—	$—	$—	$540,566
Chief Operating Officer	2021	$142,800	$—	$—	$—	$—	$—	$—	$142,800

David J. Winsness(4)	2022	$390,566	$—	$—	$—	$—	$—	$—	$390,566
President, Comstock Fuels Corporation	2021	$137,221	$—	$—	$—	$—	$—	$—	$137,221

Rahul Bobbili(5)	2022	$390,566	$—	$—	$—	$—	$—	$—	$390,566
Chief Engineering Officer	2021	$109,423	$—	$—	$—	$—	$—	$—	$109,423

(1)	Mr. De Gasperis was hired as the chief executive officer and president of the Company effective April 21, 2010 and was appointed Executive Chairman in September 2015. Mr. De Gasperis has also periodically served and currently serves as both the principal financial officer and principal accounting officer. Mr. De Gasperis’ salary was voluntarily reduced from $360,000 to $288,000 during 2016 in conjunction with the Company's efforts to reduce administrative expenses. Non-equity incentives represent the opportunity for Mr. De Gasperis to earn back amounts voluntarily reduced between 2016 and July of 2021. The July 2021, payments of $196,623 represent the conclusion of that program. All other reflects amounts paid for personal time off ("PTO") not taken.

(2)	Mr. Kreisler was hired to serve as the Company’s president and chief financial officer effective September 7, 2021, becoming the Company's chief technology officer effective July 1, 2022.

(3)	Mr. McCarthy was hired to serve as the Company’s chief operating officer effective July 23, 2021. On January 20, 2022, the compensation committee authorized a special cash award of $150,000 to Mr. McCarthy.

(4)	Mr. Winsness was hired as the Company's chief technology officer effective September 7, 2021.

(5)	Mr. Bobbili was hired to serve as the Company’s chief engineering officer effective June 23, 2021.

(6)	On July 1, 2022, the Board of Directors approved base salaries for executives of $495,000 with the opportunity for up to 100% performance bonuses.

(7)	All other compensation reflects amounts paid as match contribution made by our PEO under our 401(k) Plan and for personal time off ("PT)") not taken. The Company did not match 401(K) contributions in 2022 or 2021. Beginning on January 1, 2023, the Company will match 100% of employee deferrals up to the first 2% of compensation for the period.

On July 1, 2022, the Board of Directors of the Company reviewed and ratified company-wide compensation programs, including new compensation for the named executive officers and independent directors of the Company, which were recommended by the Compensation Committee of the Board. The Board also modified the roles of certain named executives.

On July 1, 2022, the Board of Directors approved a performance objective based, cash incentive bonus for executives of the Company, with the potential to earn a performance bonus of up to 100% of base salary. The bonuses are discretionary and based on the progress and achievement of performance objectives as depicted in the strategic plan approved by the Board of Directors. The final assessment of progress and achievement requires the compensation.

The Company philosophy is to align total compensation of its employees, including the named executive officers, with performance-based incentives that are fully with the Company’s goals for delivering value for the Company’s shareholders. These company-wide programs will include market-based salaries, profit sharing and stock-based compensation. The adoption and implementation of compensation programs are intended to support that philosophy and the interest of the Company and its shareholders by providing appropriate forms of performance-based cash and stock-based compensation alternatives that strengthen the ability of the Company to attract and retain employees and others who focus their efforts and abilities on realizing the Company’s specific objectives, and in particular, at a time when the Company is implementing aggressive development and growth plans. The roles of the Company’s named executive officers were modified as follows:

Corrado De Gasperis – Chief Executive Officer
Rahul Bobbili – Chief Engineer;
Kevin Kreisler – Chief Technology Officer;
William McCarthy – Chief Operating Officer; and
David Winsness – President Comstock Fuels.

Mr. De Gasperis is also the Company’s acting principal financial and accounting officer.

The following table sets forth the outstanding equity awards as of December 31, 2022:

		Option Awards					Stock Awards
	Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity inventive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
	Corrado De Gasperis(1)	—	—	—	$—	—	—	$—	500,000	$137,500
Chief Executive Officer

	Kevin E. Kreisler	—	—	—	$—	—	—	$—	—	$—
Chief Technology Officer

	William J. McCarthy	—	—	—	$—	—	—	$—	—	$—
Chief Operating Officer

	David J. Winsness	—	—	—	$—	—	—	$—	—	$—
President, Comstock Fuels Corporation

	Rahul Bobbili	—	—	—	$—	—	—	$—	—	$—
Chief Engineering Officer

(1)	Under the 2020 Equity Incentive Plan, Mr. De Gasperis was awarded 250,000 performance condition shares and 250,000 market condition shares with a grant date of January 4, 2021 and vesting date of January 4, 2022. The vesting of 50% of the performance share awards is contingent on the achievement of performance goals over the next three years, and vesting of the remaining 50% is contingent on the achievement of our common stock market price goals over the next five years, defined on a per share basis. Vesting is dependent on the employee remaining with the Company from the grant date through the vesting date. The performance shares that vest based on the achievement of performance goals were valued using the Company's common stock price on the grant date, and stock-based compensation was determined based on the probability of achieving each goal

EMPLOYMENT, RETIREMENT AND SEVERANCE PLANS AND AGREEMENTS

The Company has entered into employment agreements with its executive officers that provide for an annual salary, periodic bonuses, vacation, and participation in any employee plans made available to all Company employees.

Employment Agreement with Corrado De Gasperis

Mr. De Gasperis was hired to serve as our Chief Executive Officer and President effective April 21, 2010. In connection with his employment, the Company entered into an Employment Agreement with Mr. De Gasperis, which also provided for his election as a director upon closing of the recapitalization and the capital raise transactions in 2010 (“De Gasperis Employment Agreement”). The original term of the De Gasperis Employment Agreement ended on April 21, 2014, but is automatically extended for additional one-year periods unless notice of termination is provided. If a “change in control” of the Company (as defined in the agreement) occurs with less than three years remaining, then the term will be extended to three years beyond the date of the change in control. Under the agreement, Mr. De Gasperis is entitled to an annual base salary of $360,000, which Mr. De Gasperis voluntarily agreed to reduce to $288,000 until July 1, 2021, when the Board of Directors agreed to reinstate the full salary basis. On July 1, 2022, the Board of Directors agreed to increase the base salary to $495,000. Mr. De Gasperis is entitled to participate in each of our medical, pension or other employee benefit plans generally available to employees. Mr. De Gasperis is also entitled to participate in any of our incentive or compensation plans. The agreement also requires us to adopt a profit-sharing plan whereby 10% of net cash profits before principal payments of indebtedness and investments in fixed assets will be set aside for semi-annual payments to employees. The profit-sharing plan has not yet been established. If the De Gasperis Employment Agreement is terminated without cause, or due to disability, or if Mr. De Gasperis resigns for good reason (each term as defined therein), subject to execution of a release in the Company’s favor, Mr. De Gasperis shall be entitled to (i) a lump sum payment of all accrued amounts due to him through the date of his termination, (ii) continued base salary for twelve months (or thirty-six months if the termination is during the three year period following a change in control), and (iii) continuation of health and life insurance benefits for the longer of the period during which base salary is payable following termination or 18 months (unless he is entitled to participate in the health plan of a new employer). If Mr. De Gasperis’ employment is terminated due to his death, his estate is entitled to the benefits (other than continued life insurance coverage) outlined above. Upon a termination of Mr. De Gasperis' employment for cause or his resignation without good reason, he shall be entitled to a lump sum payment of all amounts due to him through the date of his termination. The De Gasperis Employment Agreement prohibits Mr. De Gasperis from competing with us during the term of his employment and for one year thereafter.

Other Executive Officer Employment Agreements

Effective September 7, 2021, the Company and Kevin E. Kreisler entered into an employment letter agreement, which shall be deemed binding with regard to the essential business and economic terms thereof, until such time as the Company and Mr. Kreisler execute and deliver more formal definitive agreements, which the parties intended to occur in connection with the approval of Company’s updated Company-wide Annual Profit Sharing Plan and Equity Compensation Plan, which shall be adopted no later than December 31, 2023 under the letter agreement. The letter agreement calls for a $250,000 base salary and an initial term of five years, subject to automatic renewal for consecutive one-year terms until either party provides conforming notice of termination. On July 1, 2022, the Board of Directors agreed to increase the base salary to $495,000. The letter agreement additionally includes restrictive covenants protecting the Company’s confidential information and competitive interests, as well as terms providing for the automatic assignment to the Company of intellectual properties developed during the term of the agreement. The Company entered into substantially similar agreements and base salary adjustments with William J. McCarthy, the Company’s chief operating officer, David J. Winsness, the president of the Company’s Comstock Fuels subsidiary, and Rahul

Bobbili, the Company’s chief engineering officer, on July 23, 2021, September 7, 2021, and June 23, 2021, respectively.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our incentive stock option plans at December 31, 2022:

	(A) Number of Securities	(B) Weighted Average	(C) Number of Securities
	to be Issued Upon Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options,	Future Issuance Under
	Warrants and Rights	Warrants and Rights	Equity Compensation Plans(1)

2020 Equity Compensation Plan - Directors (2) (3)	540,000	—	—
2020 Equity Compensation Plan - Management(2) (3)	1,230,000	—	30,000

(1)	Excluding securities reflected in column (A) above.

(2)	There are 540,000 restricted shares granted and outstanding under the 2020 plan, which vest evenly on January 1st of each year over the three-year term, ending on January 1, 2024. The restricted shares were valued at $1.06 fair value on the grant date, and the compensation cost will be recognized on a straight-line basis over the vesting term. As of December 31, 2022, there are 30,000 shares available for issuance under the 2020 plan.

(3)	The Company recognizes forfeitures under the 2020 Plan as they occur.

2011 EQUITY INCENTIVE PLAN

In 2011, the Company adopted the Comstock Mining, Inc. 2011 Equity Incentive Plan (the “2011 Plan”). The maximum number of shares of our common stock that may be delivered pursuant to awards granted under the 2011 Plan is 1,200,000. The 2011 Plan provides for the grant of various types of awards, including but not limited to, restricted stock (including performance awards), restricted stock units, stock options, and other types of stock-based awards. The 2011 Plan expired in June 23, 2021. At December 31, 2021, there were no shares available to be issued under the Plan.

Also in May 2020, employees were granted 138,000 fully vested options to acquire common shares with an exercise price equal to the closing price of our common stock on the date of the grant and expiring on the second anniversary of the grants. During 2022 and 2011, 22,650 and 66,150 of the stock options, respectively, were repurchased and cancelled in lieu of being exercised. Cash paid for the stock options totaling $12,195 and $247,156, respectively, for the years ended December 31, 2022, and 2011 were deemed to be the incremental fair value of the stock options at the repurchase date, and was recorded as a reduction in additional paid-in capital on the consolidated balance sheets. There were no remaining stock options outstanding as of December 31, 2022.

2020 EQUITY INCENTIVE PLAN

In 2020, the Company adopted the Comstock Mining Inc. 2020 Equity Incentive Plan (the “2020 Plan”). The maximum number of shares of our common stock that may be delivered pursuant to awards granted under the 2020 Plan is 1,800,000. The 2020 Plan provides for the grant of various types of awards, including but not limited to, restricted stock (including performance awards), restricted stock units, stock options, and other types of stock-based compensation.

During the years ended December 31, 2022 and 2021, the Company recognized $190,800 in both periods for the vesting of stock awards issued in 2020. The remaining compensation of $190,800 will be recognized from January 1, 2023 through December 31, 2023.

During 2021, we granted 1,170,000 performance shares, net of 30,000 shares which were forfeited during the year ended December 31, 2022, to employees under the Comstock Mining Inc. 2020 Equity Incentive Plan (the "2020 Plan"). During 2022, we granted 60,000 shares, net of 40,000 shares forfeited during the year ended December 31, 2022 to additional employees. The vesting of 50% of the employee performance share awards is contingent on the achievement of performance goals over the next three years, and vesting of the remaining 50% is contingent on the achievement of our common stock market price goals over the next five years, defined on a per share value basis. Vesting is dependent on the employee remaining with the Company from the grant date through the vesting date. The performance shares that vest based on the achievement of performance goals were valued using the Company's common stock price on the grant date, and stock-based compensation was determined based on the probability of achieving each goal.

The performance vesting based on the share price were valued using a path-dependent model with the following range of inputs:

	December 31, 2022	December 31, 2021
Total shares granted	40,000	1,140,000
Performance condition valuation inputs:
Performance condition shares	20,000	570,000
Stock price at grant date	$0.62 to $1.6	$1.10 to $3.5
Market condition valuation inputs:
Market condition shares	20,000	570,000
Stock price	$0.62 to $1.6	$1.10 to $3.5
Volatility	95% to 96%	77% to 95%
Risk-free rate	2.51% to 2.82%	36% to 79%
Number of iterations	100,000	100,000
Fair value per share	$0.17 to $0.91	$0.41 to $2.71
Term (in years)	2.2 yrs to 2.5 yrs	1.7 yrs to 3.2 yrs

Stock-based compensation for all employee performance share grants totaling $291,197 and $273,186, respectively was recorded in the consolidated statements of operations for the years ended December 31, 2022, and 2021. No shares have vested at December 31, 2022. During the year ended December 31, 2022, 70,000 performance shares were forfeited and $41,124 in compensation that was reversed. At December 31, 2022, unamortized stock-based compensation for the 2020 equity incentive plan was $279,656 and will be amortized over the remaining vesting terms.

Remaining vesting terms for the employee performance share grants are as follows:

2023	$265,772
2024	13,884
Total remaining	$279,656

2022 EQUITY INCENTIVE PLAN

In 2022, the Company adopted the Comstock Inc. 2022 Equity Incentive Plan (the “2022 Plan”). The maximum number of shares of our common stock that may be delivered pursuant to awards granted under the 2022 Plan is 6,000,000. The 2022 Plan provides for the grant of various types of awards, including but not limited to, restricted stock (including performance and cash awards), incentive and non-qualified stock options, stock appreciation rights and other equity-based awards. The Company has not yet issued any grants associated with the 2022 Plan.

	Year	Summary compensation table total for PEO	Compensation paid to PEO	Average summary compensation table for non-PEO NEOs	Average compensation actually paid to non-PEO NEOs	Total Shareholder Return (1)	Net Income (Loss)
	2022	$503,360	$503,360	$428,066	$428,066	$21	$(46,738,259)
	2021	$679,632	$335,280	$131,928	$131,928	$117	$(24,583,620)
	2020	$433,695	$433,695	$—	—	$242	$14,931,970
(1)	Total shareholder return is based on the value of initial fixed $100 investment

We structure our executive compensation program to align the interests of our named executive officers with the interest of our shareholders. We believe a named executive officer's compensation should be tied directly to the achievement of our strategic, financial and operating goals, which are designed to deliver value to our shareholders. Our current executive compensation structure accounts for base salary and bonuses of approximately 98% of the total compensation for our executives. Out total shareholder return decreased 79% in 2022 as compared to a return of 17% in 2021. The market price of our common stock on December 30, 2022 was $0.28 per share, a decrease of approximately 79% in 2022 from the closing price of $1.32 on January 4, 2022. Our total shareholder return decrease in 2022 correlates to an approximately 87% increase in our net loss in 2022 of $46,738,259 as compared to 2021 of $24,583,620.

DIRECTOR COMPENSATION

In May 2020, independent directors were granted a total of 135,000 common shares for past services and 180,000 common shares for current services for a total of 315,000 common shares. The fair value of the common shares issued was $0.56 per share, based on the closing price of the Company's common shares on May 28, 2020. In December 2020, directors were granted a total of 135,000 shares each of common stock, resulting in a total grant of 540,000 shares of common stock for future services, vesting in three equal increments of 45,000 shares for each director, or a total of 180,000 shares on each of January 1, 2022, 2023 and 2024. The fair value of the common shares issued was $1.06 per share, based on the closing price per share of the Company's common stock on December 30, 2020. Compensation cost totaling $572,400 will be recognized on a straight-line basis over the three-year vesting period. Compensation cost totaling $190,800 was recorded as a general and administrative expense in the consolidated statements of operations for the year ended December 31, 2022. The following table summarizes the independent directors’ compensation for 2022:

Name	Fees Earned or Paid in Cash	Stock Awards	Total(1)
Leo M. Drozdoff (1) (3)	$52,000	$47,700	$99,700
Walter A. Marting Jr. (2) (4)	47,000	47,700	94,700
Judd B. Merrill (2) (5)	52,000	47,700	99,700
William J. Nance (2) (6)	47,000	47,700	94,700
Kristin Slanina	30,000	—	30,000
Total directors cash compensation	$228,000	$190,800	$418,800

(1)	No payment included interest.

(2)	Under the 2020Equity Incentive Plan, each member was granted 135,000 shares of common stock under the Plan besting in three equal 1/3 increments of 45,000 shares on January 1, 2022, January 1, 2023 and January 1, 2024. The total value on grant date of December 31, 2020 was $143,100 with a stock price of $1.06 on grant date.

(3)	Includes $10,000 in committee chair fees paid in 2022.

(4)	Includes $5,000 in committee chair fees paid in 2022.

(5)	Includes $10,000 in committee chair fees paid in 2022.

(6)	Includes $5,000 in committee chair fees paid in 2022.

PROPOSAL NO. 3
NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF OUR EXECUTIVE OFFICERS

SEC rules adopted pursuant to the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enable our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. This proposal, commonly known as “Say on Pay,” gives shareholders the opportunity to approve, reject or abstain from voting on the proposed resolution regarding our fiscal year 2022 executive compensation program. At our 2017 Annual Meeting, a majority of our shareholders voted to annually advise us on a Say on Pay proposal, and the Board of Directors determined that the Company will hold an annual shareholder advisory vote on executive compensation. This non-binding, advisory vote on the frequency of Say on Pay must be held at least once every six years and, accordingly will be voted on at this Annual Meeting.

For the reasons stated below, we are requesting your approval of the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our named executive officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis and the Compensation of Executive Officers sections, and the accompanying tables (including all footnotes) and narrative of this Proxy Statement.

The Compensation Committee designs our compensation policies for our named executive officers to create executive compensation arrangements that are linked both to the creation of long-term growth, shareholder value and company wide performance, and are competitive with peer companies of similar complexity and encourage stock ownership by our senior management. Based on its review of the total compensation of our named executive officers for fiscal year 2022, the Compensation Committee believes that the total compensation for each of the named executive officers is reasonable and effectively achieves the designed objectives of driving superior business and financial performance, attracting and motivating our people, aligning our executives with shareholders’ long-term interests and creating balanced program elements that encourage aligned, systemic, throughput-based sustainable performance.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Compensation Committee values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions, as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE FOLLOWING NON-BINDING ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

“RESOLVED, that the Company’s shareholders APPROVE, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the compensation tables and narrative discussion.”

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF THE SHAREHOLDER
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that, not less frequently than once every six years, we enable our shareholders to vote to approve, on an advisory (non-binding) basis, the frequency (one, two or three years) with which the non-binding shareholder vote to approve the compensation of our named executive officers should be conducted. Accordingly, we are requesting your vote to advise us of whether you believe this non-binding shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

After careful consideration, we believe that the non-binding vote to approve executive compensation should occur every year.

We proactively engage with our shareholders on a number of topics, including compensation of our named executive officers. Thus, we view the say on pay vote as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on our executive compensation programs.

Although we believe that holding a say on pay vote every year will reflect the right balance of considerations in the normal course, we intend to periodically reassess that view and may provide for a say on pay vote on executive compensation on a less frequent basis if changes in our compensation programs or other circumstances suggest that doing so would be appropriate.

Note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three year frequency, or shareholders may abstain from voting on the proposal. You are being asked only to express your preference for a one, two or three year frequency or to abstain from voting.

Your vote on this proposal will be non-binding on us and the Board of Directors and will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making such future compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR AN ANNUAL FREQUENCY FOR THE NON-BINDING SHAREHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SHAREHOLDER PROPOSALS

A shareholder desiring to make a proposal to be acted upon at the 2024 Annual Meeting must present such proposal to our Secretary at P.O. Box 1118, Virginia City, Nevada 89440. Unless the Company changes the date of its Annual Meeting for next year more than 30 days from this year's meeting, the deadline for submitting shareholder proposals to be considered for inclusion in the Company’s 2024 proxy statement is 120 calendar days before April 14, 2024. Shareholder proposals submitted after such date will be considered untimely, and will not be considered for inclusion in the Company’s 2024 proxy statement. However, if the Company’s Annual Meeting is changed by more than 30 days from the date of this year's meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.

In addition, our bylaws provide that a shareholder desiring to submit a proposal to be voted on at next year’s annual meeting, including nominating persons for election as directors, may submit such proposals by delivering written notice to our Secretary. Such notice generally must be delivered within 10 business days of the date on which the Company sends to the shareholders written notice of the Company’s Annual Meeting.

The shareholder’s notice must include:

•	the shareholder’s name and mailing address;

•	the date, time and place of the meeting (and type) to which the notice applies;

•	the nature of the matter (and for an election of director(s), the identity and qualifications of said director(s)); and

•	any other information required to ensure that shareholders entitled to vote on such matter have a clear understanding of the ramifications thereof.

The requirements found in our bylaws are separate from, and in addition to, the SEC requirements that a shareholder must meet to have a proposal included in our Proxy Statement. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act not later than March 26, 2024.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND
ANNUAL REPORTS

Notice and Access

We are providing access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact associated with the printing and delivery of materials.

Electronic Access of Proxy Materials and Annual Reports

This Proxy Statement and our Annual Report on Form 10-K are available on our website at www.comstock.inc. Shareholders can elect to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Providing these documents over the Internet will reduce our printing and postage costs and the number of paper documents shareholders would otherwise receive. We will notify shareholders who consent to accessing these documents over the Internet when such documents are available. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying us otherwise at Secretary, Comstock Inc., P.O. Box 1118, Virginia City, Nevada 89440. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Beneficial owners whose shares are held in street name should refer to the information provided by the institution that holds such beneficial owner’s shares and follow the instructions on how to elect to access future proxy statements and annual reports over the Internet, if this option is provided by such institution. Paper copies of these documents may be requested in writing from Comstock Inc., P.O. Box 1118, Virginia City, Nevada 89440, ATTN: Corporate Secretary, Zach Spencer or telephone: (775) 847-5272 ext. 151.

“Householding” of Proxy Materials and Annual Reports for Record Owners

The SEC rules permit us, with your permission, to deliver a single proxy statement and annual report to any household at which two or more shareholders of record reside at the same address. Each shareholder will continue to receive a separate proxy card. This procedure, known as “householding,” reduces the volume of duplicate information you receive and helps to reduce our expenses. Shareholders of record voting by mail can choose this option by marking the appropriate box on the proxy card included with this Proxy Statement and shareholders of record voting by telephone or over the Internet can choose this option by following the instructions provided by telephone or over the Internet, as applicable. Once given, a shareholder’s consent will remain in effect until such shareholder revokes it by notifying our Secretary as described above. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. Shareholders of record who elect to participate in householding may also request a separate copy of future proxy statements and annual reports by contacting our investor relations department as described above.

Separate Copies for Beneficial Owners

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address. Any such beneficial owner can request a separate copy of this Proxy Statement or the Annual Report on Form 10-K by contacting our investor relations department as described above. Beneficial owners with the same address who receive more than one proxy statement and Annual Report on Form 10-K may request delivery of a single proxy statement and Annual Report on Form 10-K by contacting our investor relations department as described above.

OTHER MATTERS

The Board of Directors is not aware of any other matters for presentation or action at the Meeting other than as set forth in this Proxy Statement. If any other matters properly come before the Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

By Order of the Board of Directors

# Your **Vote** Counts!

**COMSTOCK INC.**

2023 Annual Meeting
Vote by May 24, 2023
11:59 PM ET

comstock

COMSTOCK INC.
ATTN: ZACH M. SPENCER
P.O. BOX 1118
VIRGINIA CITY, NV 89440

V03968-P89379

## You invested in COMSTOCK INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the virtual shareholder meeting to be held on May 25, 2023.**

## Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 11, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

### Smartphone users

Point your camera here and vote without entering a control number

### Vote Virtually at the Meeting*

May 25, 2023
9:00 AM PDT

Virtually at:
www.virtualshareholdermeeting.com/LODE2023

*Please check the meeting materials for any special requirements for meeting attendance.

V1.1

Vote at www.ProxyVote.com

# THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming virtual shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

| Voting Items | Board Recommends |
|---|---|
| 1. Election of Directors<br>**Nominees:**<br>01) Corrado De Gasperis<br>02) Leo M. Drozdoff<br>03) Kevin E. Kreisler<br>04) Walter A. Marting Jr.<br>05) William J. Nance<br>06) Mayagüez J. Salinas<br>07) Kristin M. Slanina | For |
| 2. Ratify the appointment of Assure CPA, LLC as the company's independent registered public accounting firm for the fiscal year ending December 31, 2023. | For |
| 3. Approve a non-binding advisory resolution for the compensation of our named executive officers. | For |
| 4. Consider and vote on a non-binding advisory proposal as to the frequency when non-binding shareholder votes on the compensation of our named executive officers should be conducted. | 1 Year |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V03969-P89379

comstock

COMSTOCK INC.
ATTN: ZACH M. SPENCER
P.O. BOX 1118
VIRGINIA CITY, NV 89440

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/LODE2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 24, 2023. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V03965-P89379

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

COMSTOCK INC.

**The Board of Directors recommends you vote "FOR" the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees:**

01) Corrado De Gasperis
02) Leo M. Drozdoff
03) Kevin E. Kreisler
04) Walter A. Marting Jr.
05) William J. Nance
06) Mayagüez J. Salinas
07) Kristin M. Slanina

**The Board of Directors recommends a vote "FOR" proposals 2 and 3:**

**The Board of Directors recommends a vote of "1 Year" for proposal 4:**

| | 1 Year | 2 Years | 3 Years | Abstain |
|---|---|---|---|---|
| 4. Consider and vote on a non-binding advisory proposal as to the frequency when non-binding shareholder votes on the compensation of our named executive officers should be conducted. | ☐ | ☐ | ☐ | ☐ |

**NOTE:** Please sign exactly as your name(s) appear(s) on this Proxy. This section must be completed for your vote to count if you are voting by mail. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V03966-P89379

**PROXY - COMSTOCK INC.**
**P.O. Box 1118, Virginia City, Nevada 89440**
**This proxy is solicited on behalf of the Board of Directors of Comstock Inc.**
**For the Annual Meeting of Shareholders on May 25, 2023.**

The undersigned appoints William J. Nance and Walter A. Marting Jr. and either of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Comstock Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 25, 2023 and at any adjournment or postponement thereof, as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election for the nominees, FOR the ratification of the appointment of Assure CPA, LLC as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023, FOR advisory resolution on the compensation of our named executive officers, and FOR one year as the frequency shareholder votes on the compensation of our named executive officers.

**PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.**

**(Continued, and to be dated and signed, on the other side)**